EXHIBIT 99.1
W HOLDING COMPANY, INC.,
THE FINANCIAL HOLDING COMPANY OF
WESTERNBANK PUERTO RICO,
PROVIDES AN UPDATE
Mayagüez, Puerto Rico, February 5, 2008. W Holding Company, Inc. (“W Holding” or the “Company”) (NYSE: “WHI”), the financial holding company of Westernbank Puerto Rico (“Westernbank” or the “Bank”), provides today an update in light of its delay in filing its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007 and September 30, 2007 and the results to date of the Audit Committee’s review of the asset-based lending division and related issues.
As previously reported on the Company’s Current Report on Form 8-K filed on June 25, 2007, the Company announced that it had determined that one of its largest asset-based loans (the “Inyx loan”) was impaired and that there was a significant collateral deficiency with respect to this loan. The Company believes that it was materially misled by this borrower when it applied for this loan and in numerous subsequent communications, and accordingly the Company is pursuing claims for fraud against Inyx and its principal(s) in litigation that is ongoing.
In May 2007, the asset-based lending division was placed under the direct management and supervision of a specially appointed senior credit management committee composed of officers outside of the asset-based lending division. This committee took supervisory control of the division and performed an overall credit and operational review. The committee also made comprehensive changes to the operations of the division.
The Company’s Audit Committee of the Board of Directors (the “Audit Committee”) reviewed the circumstances of the Inyx loan impairment and engaged outside advisors to review the Inyx loan, the Bank’s asset-based lending division loan portfolio, and the system of internal control at the division. The Audit Committee’s review is substantially complete.
The Company has concluded that there were certain matters in the Company’s internal controls requiring corrective action which, individually or in combination, would be considered material weaknesses in the Company’s system of internal control. The Company’s review of internal controls is ongoing.
The Company also has concluded that the unaudited quarterly financial statements for the quarters ended September 30, 2006 and March 31, 2007 and the audited financial statements for the year ended December 31, 2006 will need to be restated for the correction of an error to recognize the impact of adjustments resulting from the $105 million aggregate Inyx loan impairment discussed below over such periods. The total amount of these adjustments, which includes, but is not limited to the allocation of the Inyx loan impairment over such periods, as well as the impact on income taxes, interest income and loan fees and the general component of the allowance for loan losses, is still being calculated. Because of this pending restatement, the referenced financial statements (and corresponding reports of our independent registered public accountant) should no longer be relied upon. The Company is unable at this time to estimate when it will complete the restatement. The information discussed above will also be disclosed in a filing on Form 8-K under Item 4.02(a) within the requisite time period.
As of December 31, 2007, Westernbank has recorded an aggregate of $105 million of impairment charges related to the Inyx loan, as reflected in the quarterly call reports the Bank has filed with the Federal Deposit Insurance Corporation (“FDIC”). During the fourth quarter of 2007, two of the three pharmaceutical plants that served as part of the collateral for the Inyx loan were sold. The remaining plant for sale is located in Puerto Rico. At December 31, 2007, the remaining outstanding principal balance of the Inyx loan was $24.7 million and had a specific allowance of $3.6 million. The Inyx loan is held in non accrual status.
Looking forward, the Company is working on strategies to reduce its risk exposures in various areas and to increase its capital ratios, notwithstanding the fact that Westernbank continues to be a well-capitalized financial institution under all applicable standards, based on the call report filed with the FDIC for the quarter ended December 31, 2007. For example, the Company is no longer originating asset-based loans, which are secured by accounts receivable and inventories, and anticipates that this portfolio will continue to shrink as loans pay-off. The outstanding principal balance of loans of the asset-based lending division which are secured by accounts receivable and inventories has decreased from $447 million at June 30, 2007, to $295 million at December 31, 2007. The Company is also looking at other strategies to reposition its balance sheet, to reduce expenses, increase earnings over the long term and increase regulatory capital.
Finally, the Board of Directors expects to reach an agreement with regulatory authorities as to various corrective actions related to the Bank’s operations. This includes a review of management, procedures as to loan review, addressing timely charge-offs of classified loans, reduction and collection of classified loans as well as nonaccrual and delinquent loans, and regulatory compliance.

Forward Looking Statements
This press release may contain some information that constitutes “forward-looking statements.” Such information can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “intend,” “continue,” or “believe,” or the negatives or other variations of these terms or comparable terminology. Forward-looking statements with respect to future financial conditions, results of operations and businesses of the Company are always subject to various risk and market factors out of management’s control which could cause future results to differ materially from current management expectations or estimates and as such should be understood. Such factors include particularly, but are not limited to the possibility of prolonged adverse economic conditions or that an adverse interest rate environment could develop. For a discussion of these and other risks and uncertainties, please refer to Item 1A of the Company’s Annual Report on Form 10-K for the most recently completed fiscal year. Except as required by applicable securities laws, the Company does not intend, and specifically disclaims any obligation, to update forward-looking statements.
About the Company
Westernbank Puerto Rico, a wholly owned subsidiary of W Holding Company, Inc., is the second-largest commercial bank in Puerto Rico, based on total assets, operating through 56 full-fledged branches (including 20 Expresso of Westernbank branches), including 33 in the southwestern region of Puerto Rico, 7 in the northeastern region, 14 in the San Juan Metropolitan area of Puerto Rico and 2 in the eastern region of Puerto Rico, and a fully functional banking site on the Internet. W Holding Company, Inc. also owns Westernbank Insurance Corp., a general insurance agent placing property, casualty, life and disability insurance, whose results of operations and financial condition are reported on a consolidated basis.
You may contact Mr. Vixson F. Baez, with appropriate questions regarding this press release at (787) 834-8000 ext. 5535, or via email at vixson.baez@wbpr.com or westernbank@wbpr.com; or visit http://www.wholding.com.